                                 EXHIBIT 11.1

                      AWARD SOFTWARE INTERNATIONAL, INC.
                      COMPUTATION OF NET INCOME PER SHARE
                    (IN THOUSANDS EXCEPT PER SHARE AMOUNTS)
                                  (UNAUDITED)


                                                                 THREE MONTHS ENDED                       NINE MONTHS ENDED
                                                                    September 30,                           September 30,
                                                                1997           1996                   1997                 1996
                                                       --------------      --------------        --------------        -------------
Weighted average common shares                                6,910               5,248                   6,857            5,248
Weighted average common equivalent shares                       798                 791                     857              811
                                                       --------------      --------------        --------------        -------------
Total weighted average common and common
 equivalent shares                                            7,708               6,039                  7,714             6,059
                                                       ==============      ==============        ==============        =============

Net income                                                   $1,128              $  608                 $3,020            $1,711
                                                       ==============      ==============        ==============        =============

Net income per share                                         $ 0.15              $ 0.10                 $ 0.39            $ 0.28
                                                       ==============      ==============        ==============        =============


NET INCOME PER SHARE

  Net income per share is computed using the weighted average number of common and common equivalent shares, when dilutive, from stock options and warrants (using the treasury stock method). Pursuant to a Securities and Exchange Commission Staff Accounting Bulletin, common and common equivalent shares (using the treasury stock method and the public offering price) issued by the Company within 12 months prior to the Company's initial public offering filing have been included in the calculation as if they were outstanding for all periods through the effective date of the Company's initial public offering.